Exhibit 99.1

NEWS RELEASE Investor Contact: Gus Okwu / DRG&E 404-532-0086 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 415-659-3580 onapolitano@fibertower.com

FiberTower Reports 2008 Fourth Quarter and Full Year Results

Achieves 23% Reduction in Adjusted EBITDA Loss for 2008 Fourth Quarter

San Francisco, CA, March 12, 2009 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the fourth quarter and year ended December 31, 2008.

Highlights for the fourth quarter of 2008 included the following:

•                  Average monthly revenue per site grew 3% to $1,732 from $1,679 in the third quarter of 2008.

•                  Billing customer locations grew 5% to 6,096 from 5,832 at the end of the third quarter of 2008.  Billing customer locations grew 58% year-over-year.

•                  Field EBITDA remained positive and continued to improve month over month.

•                  Adjusted EBITDA improved to a loss of $4.9 million from a loss of $6.4 million in the third quarter of 2008.

•                  Cash and Cash Equivalents balance of $154.4 million at December 31, 2008.

•                  Customer locations backlog of 1,463 at December 31, 2008.

“The fourth quarter completed a year in which we solidified our operating platform in order to take advantage of the long-term opportunities in our industry,” stated Kurt Van Wagenen, President and Chief Executive Officer of FiberTower. “We continued to make financial and operational improvements during the quarter and have significantly broadened our product portfolio which now includes high capacity services for carrier, wholesale, and government customers in addition to our traditional T1 and Ethernet backhaul solutions.  In 2009, we will focus on leveraging our enhanced operating platform as we seek opportunities to drive continued revenue growth.”

2008 Fourth Quarter Consolidated Results

Service revenues for the three months ended December 31, 2008 increased $0.9 million, or 7%, to $14.3 million compared to $13.4 million for the third quarter of 2008.  New billing customer locations and greater penetration in existing markets drove the increase in service revenues during the fourth quarter of 2008.

FiberTower’s billing sites per sites deployed increased to 89% at December 31, 2008 compared to 88% at September 30, 2008.  The Company’s billing customer location rate per site increased to 2.21 at December 31, 2008, compared to 2.14 at September 30, 2008, while T-1 equivalents on FiberTower’s Top 500 sites increased 2% to 18.2 at December 31, 2008 from 17.8 at September 30, 2008.

Operating expenses in the fourth quarter increased by $55.7 million from the third quarter of 2008 reflecting an impairment charge to FCC Licenses of $54.5 million.  The Company’s cost control efforts during the fourth quarter kept sales, general and administrative expenses, and marketing costs were flat compared to the third quarter of 2008.  Net loss was $62.7 million for the fourth quarter compared to a net loss of $25.7 million in the third quarter of 2008, reflecting the impairment charge to FCC licenses, and a corresponding recognition of an income tax benefit of $20.2 million. Net loss for the fourth and third quarters of 2008 also included impairment charges to property and equipment and restructuring charges totaling $2.2 million and $1.3 million respectively.  The net loss per share for the fourth quarter ended December 31, 2008 was $0.43 compared to a net loss per share of  $0.18 for the third quarter of 2008.

Field EBITDA on a consolidated basis was positive for all three months of the fourth quarter of 2008 and continued to grow month over month.  Field EBITDA is a metric the Company utilizes to measure the operating cash flow performance of its thirteen existing markets.  Field EBITDA takes into account recurring service revenue and includes all market-specific expenses including Field SG&A and site operating costs — such as fiber expenses, facilities rent and site maintenance.  It does not include any corporate overhead allocations.

On an adjusted EBITDA basis, the loss in the fourth quarter of 2008 improved by 23% to $4.9 million compared to a loss of $6.4 million in the third quarter of 2008.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation and other income (expense).  The reconciliation of adjusted EBITDA, which is a non-GAAP financial measure, is located at the end of this news release.

Twelve Months 2008 Consolidated Results

Service revenues for the twelve months ended December 31, 2008 increased $22.1 million, or 81%, to $49.2 million compared to $27.1 million for the corresponding period in 2007.  The increase in service revenues during 2008 was driven predominantly by new billing customer locations and greater penetration in existing markets.

Operating expenses for the twelve months ended December 31, 2008 increased by $3.7 million over 2007.  Operating expenses in 2008 included the impairment charge to FCC licenses of $54.5 million taken in the fourth quarter of 2008 as well as a goodwill impairment charge of $86.1 million, a restructuring charge of $6.1 million,  and impairment charges to property and equipment of $16.4 million.  Sales, general and administrative expenses, and marketing costs decreased by $9.2 million in the twelve months ended December 31, 2008 compared to the prior year, driven largely by a workforce reduction implemented earlier in 2008.  On an annualized basis, the Company expects to achieve savings of approximately $12 million from this reduction.  Operating expenses in 2007 included a goodwill impairment charge of $147.9 million and impairment charges to property and equipment of $17.6 million.

Net loss for the twelve months of 2008 was $249.8 million compared to a net loss of $272.1 million for the corresponding period in 2007.  The net loss in 2008 reflects the recognition of an income tax benefit of $20.2 million associated with the impairment charge to FCC licenses. The net loss per share for the twelve months ended December 31, 2008 was $1.73 compared to a net loss per share of $1.90 for the corresponding period in 2007.

On an adjusted EBITDA basis, the loss for the twelve months ended December 31, 2008 improved by 37% to $33.6 million compared to a loss of $53.2 million for the corresponding period in 2007.

Liquidity and Capital Resources

Capital expenditures totaled $36.8 million for the year ended December 31, 2008 compared to $105.3 million for the prior year.  The bulk of the capital investments made by FiberTower in the twelve months ended December 31, 2008 were used towards the continued build-out of existing markets and adding new customers to existing sites.

Consolidated cash and cash equivalents at December 31, 2008 were $154.4 million, compared to $163.6 million at September 30, 2008.  In the first quarter of 2009, the Company repurchased approximately $52.3 million of par value debt at an average price of approximately $28 per $100 dollar of par value.

“Our fourth quarter results reflect the financial discipline we have exercised throughout 2008,” said Thomas Scott, Chief Financial Officer of FiberTower.  “We continued to grow field EBITDA and deliver meaningful improvement in adjusted EBITDA.  We will maintain our diligence in 2009 while supporting the pursuit of attractive investment opportunities.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, March 13, 2009 at 11:30 a.m. Eastern Time to discuss 2008 fourth quarter results.  Please dial 303-262-2053 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on March 20th and may be accessed by dialing 303-590-3000 using the passcode 11126390#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S., FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Use of Non-GAAP Financial Measures

This news release uses the non-GAAP financial measure “adjusted EBITDA.”  Adjusted EBITDA is a financial measure used by the Company to monitor the financial performance of its operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of our business.  In addition, FiberTower’s presentation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

Forward-Looking Statements

This report includes “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, expected cost savings associated with our reduction in workforce in 2008 and anticipated cash balances.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC.

Key Operating Metrics	4Q07	1Q08	2Q08	3Q08	4Q08

Billing Sites:
Billing Sites Added	157	199	237	146	33
Ending Billing Sites	2,148	2,347	2,584	2,730	2,763
Billing Sites / Sites Deployed	76%	81%	86%	88%	89%
Average Monthly Revenue/ Site	$1,337	$1,440	$1,605	$1,679	$1,732

Billing Customer Locations:
Billing Customer Locations Added	599	649	779	553	264
Ending Billing Customer Locations	3,851	4,500	5,279	5,832	6,096
Colo rate	1.79	1.92	2.04	2.14	2.21

Billing T-1 Equivalents:
Billing T-1 Equiv. Added	2,171	2,952	2,974	2,395	989
Ending Billing T-1 Equivalents	14,201	17,153	20,127	22,522	23,511
T-1s per Customer Location	3.69	3.81	3.81	3.86	3.86
T-1s/Billing Sites	6.61	7.31	7.79	8.25	8.51
T-1s per Site/Top 500 Sites	NA	15.6	16.8	17.8	18.2

Sites Deployed:
FiberTower Sites Constructed	158	98	98	87	24
Ending Sites Deployed	2,813	2,911	3,009	3,096	3,120

Backlog:
Customer Location Backlog*	3,511		2,300		1,463

Billing Sites are installed sites from which we provide revenue producing service(s) to customer(s).

Average Monthly Revenue/Site is the average monthly revenue per billing site.

Billing Customer Locations are carrier locations at which we currently provide revenue producing service(s).  FiberTower sites could have multiple customer locations.

Collocation Rate is the number of customer locations per billing site.

Billing T1 Equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second.

Sites Deployed represents installed sites that are ready for the provision of services.  FiberTower sites can be located on cell towers, rooftops, or other points of bandwidth aggregation.

Customer Location Backlog is the number of sold customer locations not yet billing. (*Note that FiberTower reports backlog on a semi-annual basis.)

FIBERTOWER CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Service revenues	$14,270	$8,269	$49,227	$27,144
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	15,149	15,983	63,369	54,514
Cost of service revenues - Impairment of long-lived assets and other charges	2,121	11,929	16,439	17,561
Sales and marketing	855	1,752	5,456	7,906
General and administrative	4,744	8,565	20,237	27,026
Depreciation and amortization	6,989	5,332	24,897	18,459
Restructuring charges	125	—	6,087	—
Impairment of FCC licenses	54,505	—	54,505	—
Impairment of goodwill	—	86,486	86,093	147,893
Total operating expenses	84,488	130,047	277,083	273,359
Loss from operations	(70,218)	(121,778)	(227,856)	(246,215)
Other income (expense):
Interest income	559	3,403	5,316	18,159
Interest expense	(13,436)	(10,883)	(47,742)	(44,560)
Miscellaneous income, net	216	189	264	469
Total other (expense), net	(12,661)	(7,291)	(42,162)	(25,932)
Loss before income taxes	(82,879)	(129,069)	(270,018)	(272,147)
Income tax benefit	20,189	—	20,189	—
Net loss	$(62,690)	$(129,069)	$(249,829)	$(272,147)

Basic and diluted net loss per share	$(0.43)	$(0.90)	$(1.73)	$(1.90)

Weighted average number of shares used in per share amounts:
Basic and diluted	145,313	143,781	144,622	143,049

FIBERTOWER CORPORATION

Consolidated Balance Sheets

(In thousands, except par value)

	December 31, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$154,357	$223,330
Certificates of deposit	—	5,000
Restricted cash and investments, current portion	343	35,757
Accounts receivable, net of allowances of $37 and $151 at December 31, 2008 and 2007, respectively	6,652	3,684
Prepaid expenses and other current assets	2,502	1,840
Total current assets	163,854	269,611
Restricted cash and investments	134	1,222
Property and equipment, net	236,585	240,799
FCC licenses	287,495	342,000
Goodwill	—	86,093
Debt issuance costs, net	9,599	11,855
Intangible and other long-term assets, net	3,802	3,975
Total assets	$701,469	$955,555

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,826	$13,672
Accrued compensation and related benefits	2,052	3,369
Accrued interest payable	4,628	4,629
Other accrued liabilities	1,984	3,555
Current portion of accrued restructuring costs	1,342	—
Total current liabilities	13,832	25,225
Other liabilities	1,419	487
Deferred rent	6,175	4,223
Asset retirement obligations	4,048	3,311
Long-term accrued restructuring costs, net of current portion	2,436	—
Convertible senior secured notes	430,317	415,778
Deferred tax liability	73,372	93,561
Total liabilities	531,599	542,585
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 150,520 and 146,242 shares issued and outstanding at December 31, 2008 and 2007, respectively	151	146
Additional paid-in capital	794,095	787,371
Accumulated deficit	(624,376)	(374,547)
Total stockholders’ equity	169,870	412,970
Total liabilities and stockholders’ equity	$701,469	$955,555

FIBERTOWER CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2008	2007
	(unaudited)
Operating activities
Net loss	$(249,829)	$(272,147)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,897	18,459
Decline in value of embedded derivative	—	(634)
Accretion of convertible notes	14,539	12,653
Accretion of investments in debt securities	(917)	(1,791)
Accretion of asset retirement obligations	440	327
Amortization of debt issuance costs	2,256	2,154
Stock-based compensation	6,274	9,150
Loss on disposal of equipment	68	746
Impairment of long-lived assets and other charges	16,439	17,561
Restructuring charges	4,046	—
Impairment of FCC licenses	54,505	—
Impairment of goodwill	86,093	147,893
Income tax benefit	(20,189)	—
Net changes in operating assets and liabilities (excluding impact of business acquisition):
Accounts receivable, net	(2,968)	(780)
Prepaid expenses and other current assets	(662)	784
Other long-term assets	(127)	(284)
Accounts payable	(9,846)	(4,367)
Accrued compensation and related benefits	(1,317)	(877)
Accrued interest payable	(1)	(704)
Other accrued liabilities and deferred rent	1,342	2,933
Net cash used in operating activities	(74,957)	(68,924)
Investing activities
Cash and cash equivalents acquired in merger, net of merger-related costs	—	—
Purchases of short-term investments	—	(75,603)
Maturities of short-term investments	—	91,191
Purchases of certificates of deposit	—	—
Maturities of certificates of deposit	5,000	—
Maturities of restricted cash and investments	37,419	35,000
Purchase of restricted securities	—	—
Purchase of property and equipment	(36,795)	(105,277)
Net cash used in investing activities	5,624	(54,689)
Financing activities
Proceeds from issuance of convertible notes, net	—	—
Proceeds from exercise of stock options	360	1,769
Repayment of notes receivable from stockholders	—	—
Cash provided by financing activities	360	1,769
Net increase (decrease) in cash and cash equivalents	(68,973)	(121,844)
Cash and cash equivalents at beginning of year	223,330	345,174
Cash and cash equivalents at end of year	$154,357	$223,330
Supplemental Disclosures
Cash paid for interest	$36,241	$36,872
Noncash investing and financing activities:
Fair value of First Avenue Networks’ common stock at date of merger	$—	$—
Fair value of First Avenue Networks’ common stock options and warrants assumed at date of merger	$—	$—
Conversion of convertible preferred stock to common stock	$—	$—

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the Company.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the Company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation and other income (expense).  Adjusted EBITDA is not a substitute for operating income, net income (loss), or cash flow used in operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.  The following table shows the calculation of the Company’s total adjusted EBITDA reconciled to net loss.

	Three months ended 12/31/08	Three months ended 9/30/08	Three months ended 12/31/07
Net loss	$(62,690)	$(25,675)	$(129,069)
Depreciation & amortization	6,989	6,090	5,332
Stock-based compensation	1,548	1,590	2,814
Interest income	(559)	(1,083)	(3,403)
Interest expense	13,436	11,397	10,975
Impairment of goodwill	—	—	86,486
Impairment of long-lived assets and other charges	2,121	885	11,929
Impairment of FCC licenses	54,505	—	—
Restructuring charges	125	438	—
Miscellaneous (income), net	(216)	(38)	(189)
Income tax benefit	(20,189)	—	—
Adjusted EBITDA	$(4,930)	$(6,396)	$(15,125)

	Twelve months ended 12/31/08	Twelve months ended 12/31/07
Net loss	$(249,829)	$(272,147)
Depreciation & amortization	24,897	18,459
Stock-based compensation	6,274	9,150
Interest income	(5,316)	(18,159)
Interest expense	47,742	44,560
Impairment of goodwill	86,093	147,893
Impairment of long-lived assets and other charges	16,439	17,561
Impairment of FCC licenses	54,505	—
Restructuring charges	6,087	—
Miscellaneous (income), net	(264)	(469)
Income tax benefit	(20,189)	—
Adjusted EBITDA	$(33,561)	$(53,152)